Exhibit 99.1

World Headquarters 1200 Willow Lake Boulevard St. Paul, MN 55110-5101 USA	Kimberlee Sinclair Global Communications +1 651 236 5823 kimberlee.sinclair@hbfuller.com Barbara Doyle Investor Relations +1 651 236 5023 barbara.doyle@hbfuller.com

NEWS	For Immediate Release	June 11, 2019

H.B. Fuller to Sell Surfactants, Thickeners and Dispersants Business

to Tiarco, LLC for $71 Million

Sale strengthens focus on highly specified adhesives and accelerates debt pay-down

ST. PAUL, Minn. – H.B. Fuller Company (NYSE: FUL) announced today that it has signed a definitive agreement to sell its surfactants, thickeners and dispersants business to Tiarco, LLC, a wholly owned subsidiary of Textile Rubber and Chemical Company, Inc., for $71 million. H.B. Fuller will use the net proceeds from the sale for debt reduction. The transaction is expected to close in the third quarter.

“The business being sold is a non-strategic, non-adhesive business, which was purchased as part of the Royal acquisition,” said Jim Owens, president and chief executive officer of H.B. Fuller. “Our focus is to shift our portfolio to more highly specified adhesive solutions, and the surfactants, thickeners and dispersants business is not part of our strategic vision. By divesting this business, we are able to continue to accelerate paying down debt, focus on our core, and better position this business for future growth under the ownership of Tiarco, which specializes in this market. We are pleased that our colleagues will join a strong, established team at Tiarco.”

H.B. Fuller’s surfactants, thickeners and dispersants business, based in Dalton, Ga., had fiscal year 2018 sales of approximately $25 million and EBITDA of approximately $8 million. Its brands are well recognized, and the products include thickeners used in carpet, floor coatings, adhesive and caulk formulations, as well as surfactants used in detergents, wetting agents, and foam boosters in beauty and healthcare products.

Also based in Dalton, Ga., privately owned Tiarco develops specialty chemicals for a growing number of latex, lubricant and water treatment additive applications.

About H.B. Fuller Company:

Since 1887, H.B. Fuller has been a leading global adhesives provider focusing on perfecting adhesives, sealants and other specialty chemical products to improve products and lives. With fiscal 2018 net revenue of over $3 billion, H.B. Fuller’s commitment to innovation brings together people, products and processes that answer and solve some of the world's biggest challenges. Our reliable, responsive service creates lasting, rewarding connections with customers in electronics, disposable hygiene, medical, transportation, aerospace, clean energy, packaging, construction, woodworking, general industries and other consumer businesses. And, our promise to our people connects them with opportunities to innovate and thrive. Learn more at www.hbfuller.com.

About Tiarco, LLC:

A division of Textile Rubber & Chemical Co., Inc., Tiarco, LLC is a privately owned, specialty chemical manufacturer servicing latex, grease & lubricant, water treatment, and oil & gas applications with chemistries that deliver the highest levels of cost performance. The company is active globally with global sales offices and distribution facilities worldwide to better serve our customers. Learn more at www.tiarcochem.com.

Safe Harbor for Forward-Looking Statements:

Certain statements in this document may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. political and economic conditions; product demand; competitive products and pricing; costs of and savings from restructuring initiatives; geographic and product mix; availability and price of raw materials; the company’s relationships with its major customers and suppliers; changes in tax laws and tariffs; devaluations and other foreign exchange rate fluctuations; the impact of litigation and environmental matters; the effect of new accounting pronouncements and accounting charges and credits; and similar matters. Further information about the various risks and uncertainties can be found in the company’s SEC 10-K filing for the fiscal year ended December 1, 2018. All forward-looking information represents management’s best judgment as of this date based on information currently available that in the future may prove to have been inaccurate. Additionally, the variety of products sold by the company and the regions where the company does business make it difficult to determine with certainty the increases or decreases in net revenue resulting from changes in the volume of products sold, currency impact, changes in product mix, and selling prices. However, managements’ best estimate of these changes as well as changes in other factors have been included.

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